UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTIONS 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 17, 2009

ENTEGRIS, INC.

(Exact name of registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

000-30789	41-1941551
(Commission File Number)	(I.R.S. Employer Identification No.)

3500 Lyman Boulevard, Chaska, MN	55318
(Address of principal executive offices)	(Zip Code)

(952) 556-3131

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 and 8.01. Entry into a Material Definitive Agreement and Other Events

On July 17, 2009, Entegris, Inc. (the “Company”) amended (the “Amendment”) its Credit Agreement with Wells Fargo Bank, National Association, as agent (the “Agreement”), and certain other banks party thereto (collectively, the “Banks”). A copy of the Amendment is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference as though fully set forth herein. A copy of the Agreement was filed as an exhibit to our Current Report on Form 8-K filed on March 4, 2009 and is incorporated herein by reference as though fully set forth herein. The following summary of the Amendment is qualified in its entirety by the complete text of the Amendment filed herewith.

The Amendment adjusts the manner in which we calculate the fixed asset component of our borrowing base under the credit facility and allows us greater discretion with respect to follow-on investments in a privately-held company.

The adjustment to our borrowing base calculation allowed us to avoid an obligation to pay down $4.5 million on the credit facility as of July 17, 2009 that would have otherwise resulted from a recent fixed asset appraisal. The adjustment to the fixed asset component of our borrowing base includes a step down in our fixed asset valuation as of the last day of fiscal October 2009, January 2010 and April 2010. The ability to borrow under the credit facility is subject to a borrowing base composed of domestic eligible fixed assets, inventory and accounts receivable. The step down in fixed asset valuation could result in the overall borrowing cap being adjusted downward over time, depending on our other borrowing base components.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	First Amendment to the Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as Agent, dated July 17, 2009.

Exhibit 99.2	Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as Agent, dated March 2, 2009 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Entegris, Inc. on March 4, 2009).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTEGRIS, INC.

Dated: July 23, 2009	By	/s/ Peter W. Walcott
Peter W. Walcott,
Senior Vice President & General Counsel